  Exhibit 99.1

RumbleOn Acquires AutoSport-USA, Brings New Talent to Management Team

Company will Report Fourth Quarter and Fiscal Year 2018 Financial Results and Host Quarterly Conference Call on March 27, 2019

DALLAS, Texas - February 4, 2019 - RumbleOn (NASDAQ: RMBL), today announced that it has acquired independent pre-owned vehicle distributor AutoSport-USA (“AutoSport”) and announced that AutoSport’s President Scott Bennie has joined the RumbleOn management team. The acquisition is a continuation of RumbleOn’s unified growth strategy to acquire and redistribute pre-owned vehicle inventory to consumers and dealers through its online marketplace. Autosport provides immediate access to new inventory, enhances access to the Florida market, and further expands RumbleOn’s team of industry experts.

RumbleOn entered the automobile market through its acquisitions of Wholesale Inc. and Wholesale Express LLC in the fourth quarter of 2018, and the acquisition of AutoSport is a continuation of its expansion plans in the automobile market. The company believes that RumbleOn’s technology – combined with AutoSport’s established market presence and profitability – will drive margin expansion and growth through inventory acquired directly from consumers and retail sales. In 2018, AutoSport delivered approximately $60 million in revenue; RumbleOn expects the acquisition to be accretive to its full year 2019 earnings. The total consideration is comprised of (i) approximately $0.7 million in cash, (ii) an aggregate of approximately $2.1 million in convertible promissory notes, and (iii) contingent earn-out shares of RumbleOn’s Class B Common Stock valuing up to approximately $0.8 million if Autosport achieves certain performance thresholds. In addition, RumbleOn paid or assumed certain outstanding indebtedness of Autosport in the aggregate amount of $0.5 million. RumbleOn will discuss synergies and the expected financial impact of the acquisition on its Q4 earnings call on March 27, 2019.

“We are committed to growing our business while maintaining the core competencies of RumbleOn – efficient vehicle acquisition and completely agnostic distribution. Both Steve and I have known Scott Bennie for a long time and greatly respect his deep understanding and previous success in the sector. RumbleOn and AutoSport have strong synergies across our business models and solutions and we believe this acquisition scales our business by unlocking new inventory distribution relationships and improving our penetration of the Florida market. We will integrate RumbleOn’s technology across AutoSport’s operations, allowing us to acquire a wider range of inventory through our cash offer tool and redistribute that inventory to consumers and dealers through our 100% online platform,” said Marshall Chesrown, Founder, Chairman and CEO of RumbleOn. “We are executing on our plan to penetrate the automobile market and believe the AutoSport acquisition demonstrates our confidence in our growth strategy and commitment to delivering shareholder value. We look forward to providing more detail and updates on our progress on our quarterly earnings call.”

As part of the acquisition, AutoSport President Scott Bennie will join RumbleOn’s management team. Scott joins the company as a well-respected expert with over 30 years of experience in the automotive industry. Bennie began exporting cars from Canada to the US and has earned a reputation as a prominent dealer in the acquisition and national distribution of vehicles. Bennie established a valuable long-term partnership with Manheim in Orlando and West Palm Beach, Florida which he will bring to RumbleOn.

“I am excited to join RumbleOn as we revolutionize the pre-owned vehicle market together. By combining RumbleOn and its technology with AutoSport’s pre-owned vehicle distribution business, we will be able to efficiently scale by effectively tapping into industry-leading logistical support, process improvements, and new ways to sell to customers. We look forward to realizing our many valuable synergies as we overlay the RumbleOn technology and integrate the businesses,” said Scott Bennie, President of AutoSport-USA.

With the addition of Orlando and West Palm Beach, RumbleOn now has regional partnerships in 16 markets across the country:

●
Cincinnati, OH
●
Dallas, TX
●
Daytona Beach, FL
●
Greensboro, NC
●
Indianapolis, IN
●
Kansas City, KS
●
Madison, WI
●
Manheim, PA
●
Nashville, TN
●
Orlando, FL
●
San Diego, CA
●
San Francisco, CA
●
Spokane WA
●
Statesville, NC
●
West Palm Beach, FL
●
Windsor, CT

Earnings Conference Call:

RumbleOn also announced it will release its financial results for the fourth quarter and fiscal year ended December 31, 2018 after market close on Wednesday, March 27, 2019. In conjunction with its press release, RumbleOn will post a shareholder letter to the Investor Relations section of its website at https://investors.rumbleon.com. Following the release, the company’s management will host a conference call to discuss the results at 5 p.m. Eastern Time (2 p.m. Pacific Time).

●
When: March 27, 2019 at 5:00 P.M. Eastern Time (2:00 P.M. Pacific Time).

●
Webcast: A live webcast of the call can be accessed from the Events & Presentations section of RumbleOn’s Investor Relations website, or by following this link. A replay of the call will be available on the same website.

●
Dial in: To access the call via telephone please dial (877) 273-6127, or (647) 689-5394 for callers outside North America (conference ID 1569239).

●
Audio replay: An audio replay of the call will be available via telephone for seven days, beginning two hours after the call. To listen to the replay please dial (800) 585-8367, or (416) 621-4642 for callers outside North America (conference ID 1569239).

About RumbleOn:
RumbleOn (NASDAQ: RMBL) is an innovative e-commerce company whose mission is to simplify how dealers and customers buy, sell, trade, or finance pre-owned vehicles through one online location. Leveraging its capital-light network of 16 regional partnerships and innovative technological solutions, RumbleOn is disrupting the old-school pre-owned vehicle supply chain by providing users with the most efficient, timely and transparent transaction experience. For more information, please visit http://www.rumbleon.com

Forward Looking Statements:
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors under the heading “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Media Contact:
RumbleOn:
Martin McBride
Martin@rumbleon.com

Investor Relations:
The Blueshirt Group:
Whitney Kukulka
Investors@rumbleon.com